Exhibit 99.2

MEI Pharma Presents Clinical Data for ME-344 in HER2 Negative Breast Cancer Patients at the

2018 American Society of Clinical Oncology (ASCO) Annual Meeting

— ME-344 Mitochondrial Inhibitor in Combination with Avastin Demonstrates Inhibition of

Tumor Proliferation in HER2 Negative Breast Cancer Patients —

SAN DIEGO, June 4, 2018 – MEI Pharma, Inc. (Nasdaq: MEIP), a pharmaceutical company focused on leveraging its extensive development and oncology expertise to identify and advance new therapies for cancer, today announced that data presented at ASCO 2018 from an investigator-initiated study of ME-344 in patients with HER2 negative breast cancer demonstrate evidence of inhibition of tumor proliferation as measured by Ki-67 reductions. These interim data are consistent with preclinical results indicating ME-344’s potential to reverse resistance to anti-angiogenic therapy, thereby warranting the continuation of the ongoing study.

“The goal of this study is to gain a better understanding of the escape pathways that may be utilized by tumors against antiangiogenic therapeutics. The interim results from this study suggest that there may be an important therapeutic role for mitochondrial inhibitors like ME-344, providing a potential novel mechanism to improve patient outcomes in combination with antiangiogenic therapeutics,” stated the study principal investigator, Miguel Quintela-Fandino, M.D., Ph.D., Director of the Clinical Research Program, Centro Nacional De Investigaciones Oncologicas, Madrid, Spain.

“We are looking forward to continuing our work with Dr. Quintela-Fandino as we further elucidate the opportunity to advance ME-344 as part of a novel approach for the treatment of cancer,” said Daniel P. Gold, Ph.D., president and chief executive officer of MEI Pharma.

The ME-401 ASCO 2018 poster can be accessed on the MEI Pharma website.

ME-344 Clinical Data

The ongoing study is a multicenter, investigator-initiated, randomized, open-label, clinical trial evaluating ME-344 in a total of up to 40 patients with HER2-negative breast cancer in combination with the vascular endothelial growth factor inhibitor bevacizumab (marketed as Avastin®). Patients are randomized one-to-one to either ME-344 plus Avastin or saline plus Avastin. The interim data review was predefined to take place after 20 patients were randomized.

The primary efficacy endpoint is inhibition of cell proliferation as measured by Ki-67 reductions. Mean absolute (relative) Ki67 decreases were 5.13 (29%) and 1.2 (9%) in the active versus control arms (P=0.06). Patients with standardized uptake values via PET scan ≥ 10% experienced an absolute average Ki67 decrease of 16.6 vs. 2.3 in the active versus control arms (P=0.19). Treatment was generally well tolerated; two Grade 3 adverse events (high blood pressure) were reported, 1 in each arm, and deemed related to bevacizumab.

About ME-344

ME-344 is a novel, tumor selective, isoflavone-derived mitochondrial inhibitor drug candidate. It directly targets the OXPHOS complex 1, a pathway involved in the production of adenosine triphosphate, or ATP, in the mitochondria. Treatment of tumor cells with ME-344 results in a rapid loss of ATP and cancer cell death. ME-344 demonstrated evidence of single-agent activity against refractory solid tumors in a Phase I study, and in preclinical studies, tumor cells treated with ME-344 resulted in a rapid loss of ATP and cancer cell death.

In addition to single-agent activity, ME-344 may also have potential in combination with antiangiogenic therapeutics. While antiangiogenics reduce the rate of glycolysis in tumors as a mechanism to block growth, tumor metabolism often shifts to mitochondrial metabolism to continue energy production to support continued tumor proliferation. In such cases of tumor plasticity in the presence of treatment with antiangiogenics, targeting the alternative metabolic source with ME-344 may open an important therapeutic opportunity.

About MEI Pharma

MEI Pharma, Inc. (Nasdaq: MEIP) is a San Diego-based pharmaceutical oncology company focused on leveraging its extensive development and oncology expertise to identify and advance new therapies for cancer. The Company’s portfolio of drug candidates includes pracinostat, an oral HDAC inhibitor that is partnered with Helsinn Healthcare, SA. Pracinostat has been granted Breakthrough Therapy Designation from the U.S. Food and Drug Administration for use in combination with azacitidine for the treatment of patients with newly diagnosed acute myeloid leukemia (AML) who are unfit for intensive chemotherapy. Pracinostat is also being developed in combination with azacitidine for the treatment of patients with high and very high-risk myelodysplastic syndrome (MDS) (NCT03151304). MEI Pharma’s clinical development pipeline also includes ME-401, a highly differentiated oral PI3K delta inhibitor currently in a Phase 1b study in patients with relapsed/refractory follicular lymphoma or CLL, and voruciclib, an oral, selective CDK inhibitor shown to suppress MCL1, a known mechanism of resistance to BCL2 inhibitors. The Company is also developing ME-344, a novel mitochondrial inhibitor currently in an investigator-sponsored study in combination with bevacizumab evaluating patients with HER2-negative breast cancer. Pracinostat, ME-401, ME-344 and voruciclib are investigational agents and are not approved for use in the U.S. For more information, please visit www.meipharma.com.

Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical studies and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

David A. Walsey

VP of IR and Corporate Communications

Tel: 858-369-7104

investor@meipharma.com

Jason I. Spark

Canale Communications for MEI

Tel: 619-849-6005

jason@canalecomm.com